                                                                       EXHIBIT B

      THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAW OF ANY STATE. THIS NOTE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. IN ADDITION, THE TRANSFER OF THIS NOTE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE SECURITIES PURCHASE AGREEMENT DATED AS OF MAY 7, 1999 BY AND AMONG FIBERNET TELECOM GROUP, INC. AND THE PURCHASERS NAMED THEREIN. NO TRANSFER OF THIS NOTE SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.

      THIS NOTE WAS ISSUED WITH "ORIGINAL ISSUE DISCOUNT" WITHIN THE MEANING OF SECTION 1272, ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE TO ANY HOLDER OF THE NOTE (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE ORIGINAL YIELD TO MATURITY OF THE NOTE. SUCH REQUEST SHOULD BE SENT TO THE COMPANY AT 570 LEXINGTON AVENUE, NEW YORK, NEW YORK 10022, ATTN: CHIEF FINANCIAL OFFICER.
                           ------------------------

                          FIBERNET TELECOM GROUP, INC.
                         SENIOR SECURED CONVERTIBLE NOTE

$_____________                                                     May 7, 1999

            FIBERNET TELECOM GROUP, INC., a Nevada corporation (the "Company"), for value received, hereby promises to pay to [PURCHASER] (the "Purchaser"), or its registered assigns, the principal amount of [____________] DOLLARS ($___________). The Purchaser and any registered assigns thereof are referred to as the "Holder." This Note is originally being issued pursuant to the Securities Purchase Agreement dated the date hereof (the "Securities Purchase Agreement"), by and among the Company and the purchasers named therein. The holders of the Notes issued under the Securities Purchase Agreement are collectively referred to as the "Holders." Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement. The following terms shall apply to this Note:

      Section 1. Principal Payments.

            (a) The principal amount of this Note shall be payable in full upon the earliest date (the "Maturity Date") of (i) a Qualified Public Offering, (ii) the sale of the stock or limited liability company membership interests, as applicable, of the Company or its Subsidiaries, (iii) any public or private financing of debt or equity securities of the Company with net proceeds in excess of $50,000,000 to the Company or (iv) May 7, 2004.

            (b) Payments of the principal amount of this Note shall be amortized as follows:

       -----------------------------------------------------------------
       Year                                                Principal
       -----------------------------------------------------------------
       May 7, 2000                                         10%
       -----------------------------------------------------------------
       May 7, 2001                                         10%
       -----------------------------------------------------------------
       May 7, 2002                                         20%
       -----------------------------------------------------------------
       May 7, 2003                                         30%
       -----------------------------------------------------------------
       May 7, 2004                                         30%
       -----------------------------------------------------------------

      Section 2. Interest.

            (a) The Company shall pay interest on the unpaid principal of this Note at the rate of 8% per annum (calculated on the basis of a year of 360 days comprised of 12 30-day months), payable, 4% in cash and 4% in cash or in kind, which amount, if paid in kind at the Holder's option, will be convertible into that number of shares of Common Stock determined by dividing such amount by the Fair Market Value of such shares at the time of conversion, (i) on each June 30 and December 31, commencing on December 31, 1999, (ii) on the Maturity Date of this Note, and (iii) after such Maturity Date, on demand. At the Company's option, any payment of capitalized interest shall be subject to Section 3 of this Note.

            (b) The Company shall also pay interest (to the extent permitted by law) on any overdue principal of or interest on this Note at the rate of 14% per annum (calculated as set forth above), from the due date of such principal or interest until payment in full thereof.

      Section 3. Optional Prepayment. This Note may be prepaid in whole or in part at any time or from time to time at the option of the Company upon 20 days written notice to the Holder without penalty.

      Section 4. Conversion.

            (a) Conversion. The Holder shall have the right up to the time of repayment of this Note to convert the unpaid principal and interest of this Note into fully-paid and nonassessable shares of Common Stock of the Company at a price of $1.50 per share (the "Conversion Price"), subject to adjustment for dilution.


            (b) Mechanics of Conversion. Before any Holder of this Note shall be entitled to receive the Common Stock into which this Note has been converted, such Holder shall surrender this Note duly endorsed, at the Company's principal corporate office stating therein the name or names in which the certificate or certificates for the Common Stock are to be issued. The Company shall, promptly thereafter, issue and deliver to such Holder at the address specified by such Holder, or to the nominee or nominees of such Holder, a certificate or certificates for the

Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such conversion as provided in paragraph (a) above and the person or persons entitled to receive the Common Stock shall be treated for all purposes as the record holder or holders of such Common Stock as of such date.

            (c) Fractional Shares and Certificate as to Adjustment. Upon conversion, the Company (unless otherwise requested by the Majority in Interest) will issue fractional shares of its Common Stock upon conversion of this Note, and shall not distribute cash in lieu of such fractional shares. The number of full shares of Common Stock issuable upon conversion of this Note shall be computed on the basis of the aggregate number of shares of Common Stock in to which the Note is to be converted. If fractional shares of Common Stock which would otherwise be issuable upon conversion of any such share are not issued, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the price of one share of Common Stock as determined in good faith by the Board of Directors of the Company (the "Board") and (ii) such fractional interest. The holders of fractional interests shall not be entitled to any rights as stockholders of the Company in respect of such fractional interests.


            (d) Upon written notice of conversion of the Note or Notes held by the Majority in Interest to the remaining Holders of the Notes issued under the Securities Purchase Agreement, the remaining Holders shall be deemed to have converted their respective Notes to that number of fully paid and nonassessable shares of Common Stock in accordance with this Section 4.

            (e) The Company shall treat the conversion of the Notes to shares of Common Stock as the exchange of the principal amount of the Notes for the shares of Common Stock and shall not treat any portion of the shares of Common Stock as received in exchange for the accrual for interest or original issue discount.

      Section 5. Adjustments.

            The Conversion Price for each share of Common Stock of the Company shall be subject to adjustment from time to time as follows:

            (a) If the Company shall, at any time or from time to time after the date hereof, issue any shares of Common Stock (or be deemed to have issued shares of Common Stock as provided herein), other than Excluded Stock (as defined herein) without consideration or for a consideration per share less than the Conversion Price, in effect immediately prior to the issuance of such Common Stock, then the Conversion Price, as in effect immediately prior to each such issuance, shall forthwith be lowered to a price equal to the quotient obtained by dividing:

                  (i) an amount equal to the sum of (x) the total number of
            shares of Common Stock outstanding on a fully-diluted basis immediately prior to such issuance, multiplied by the Conversion Price in effect immediately prior to such issuance, and (y) the consideration received by the Company upon such issuance; by

                  (ii) the total number of shares of Common Stock outstanding on a fully-diluted basis immediately after the issuance of such Common Stock.

            (b) For the purposes of any adjustment of the Conversion Price pursuant to clause (a) above, the following provisions shall be applicable:

                  (i) In the case of the issuance of Common Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance and sale thereof.

                  (ii) In the case of the issuance of Common Stock for a
            consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Value Per Share (as defined herein) thereof as determined in good faith by the Board of Directors of the Company, irrespective of any accounting treatment.
            (iii) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities except for options to acquire Excluded Stock:

                        (A) the aggregate maximum number of shares of Common
                  Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 5(b)(i) and 5(b)(ii) above), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                        (B) the aggregate maximum number of shares of Common
                  Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 5(b)(i) and 5(b)(ii) above);

                        (C) on any change in the number of shares or exercise
                  price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price shall forthwith be readjusted to the Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

                        (D) on the expiration of any such options or rights, the
                  termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to the Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

            (c) If, at any time after the date hereof, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of this Note shall be increased in proportion to such increase in outstanding shares.

            (d) If, at any time after the date hereof, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of this Note shall be decreased in proportion to such decrease in outstanding shares.

            (e) In the event of any capital reorganization of the Company, any reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Company, each share of Common Stock into which this Note may be converted shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Company or of the Company resulting from such consolidation or surviving such merger to which the Holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of this Note would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

            (f) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least .1% in such Conversion Price; provided, that any adjustments not required to be made by virtue of this sentence shall be carried forward and taken into account in any subsequent adjustment. All calculations under Sections 5(a) through 5(e) above shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

            (g) In any case in which the provisions of this Section 5(g) shall require that an adjustment shall become effective immediately after a record date of an event, the Company may defer until the occurrence of such event (A) issuing to the Holder of any Note converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (B) if applicable, paying to such Holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 5(c) above; provided, however, that the Company shall deliver to such Holder an appropriate instrument evidencing such Holder's right to receive such additional shares and such cash.

            (h) Whenever the Conversion Price shall be adjusted as provided in
Section 5(a), the Company shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Company, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Company shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to the Holder affected by the adjustment at such Holder's address appearing on the Company's records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of Section 5(i) below.

            (i) If the Company shall propose to take any action of the types described in clauses (c), (d) or (e) of this Section 5, the Company shall give notice to each Holder, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of the Note. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in case of all other action, such notice shall be given at least thirty (30) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

            (j) The Company shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Note, sufficient number of shares of Common Stock to provide for the conversion of the Notes.

            (k) Without duplication of any other adjustment provided for in this
Section 5, at any time the Company makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, provision shall be made so that each Holder shall receive upon conversion thereof, in addition to the shares of Common Stock receivable thereupon, the number of securities of the Company which it would have received had its Note been converted into shares of Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by it pursuant to this paragraph during such period, subject to the sum of all other adjustments called for during such period under this Section 5 with respect to the rights of such Holder.

            (l) In the event that the Majority in Interest consents in writing to limit, or waive in its entirety, any anti-dilution adjustment to which the holders of the Notes would otherwise be entitled hereunder, the Company shall not be required to make any adjustment whatsoever with respect to the Note in excess of such limit or at all, as the terms of such consent may dictate.

            (m) The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holders of the Notes against impairment.

            (n) The computations of all amounts under this Section 5 shall be made assuming all other anti-dilution or similar adjustments to be made to the terms of all other securities resulting from the transaction causing an adjustment pursuant to this Section 5 have previously been made so as to maintain the relative economic interest of the Note vis a vis all other securities issued by the Company.

            (o) The Company shall take or cause to be taken such steps as shall be necessary to ensure that the par value per share of Common Stock is at all time less than or equal to the Conversion Price.

            (p) For purposes of the Note, (i) "Excluded Stock" shall mean up to 5,000,000 shares (as adjusted equitably for stock dividends, stock splits, combinations, etc.) of Common Stock issuable upon (A) exercise of stock options granted to officers and employees of the Company or its subsidiaries, (B) shares of Common Stock issued upon conversion of shares of Preferred Stock, including in the case of both (A) and (B), any additional shares of Common Stock as may be issued by virtue of antidilution provisions, if any, applicable to such options, warrants or shares, as the case may be, and (C) shares of Common Stock issued upon exercise, (ii) "Fair Value Per Share" shall mean the fair value of each share of Stock, as determined in good faith by the Board, and (iii) "Stock" shall mean (A) the presently issued and outstanding shares of Common Stock and Preferred Stock and any options or stock subscription warrants exercisable therefor (which options and warrants shall be deemed to be that number of outstanding shares of Stock for which they are exercisable), (B) any additional shares of capital stock of the Company hereafter issued and outstanding and (C) any shares of capital stock of the Company into which such shares may be converted or for which they may be exchanged or exercised.

      Section 6. Form of Payments.

            All payments of principal of and interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts and shall be payable by wire transfer of immediately available funds to the account of the Holder at such banking institution as the Holder designates, or, if requested by the Holder, by certified or official bank check mailed to the Holder at the address of the Holder set forth on the records of the Company or such other address as shall be designated in writing by the Holder to the Company.

      Section 7. Exchange or Replacement of Note.

            (a) The Holder, at its option, may in person or by duly authorized attorney surrender this Note for exchange, at the office or agency of the Company maintained pursuant to Section 9(a) and receive in exchange therefor a new Note in the same aggregate principal amount as the unpaid principal amount of the Note so surrendered, each such new Note to be dated as of the date to which interest has been paid on the Note so surrendered and payable to the Holder.

            (b) Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Note, and in case of loss, theft or destruction of indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Note, if mutilated, the Company shall make and deliver a new Note of like tenor in lieu of this Note. Any Note made and delivered in accordance with this paragraph shall be dated the date hereof.

      Section 8. Amendments.

            (a) This Note may not be amended or modified in any respect unless the Majority in Interest consents and such amendment or modification is set forth in writing and signed by the party against whom enforcement thereof is sought; provided, however, that no amendment or modification shall be made to this Note which would have a Material Adverse Effect on the rights of Trident vis a vis the rights of Signal hereunder without the prior written consent of Trident. Any such amendment or modification shall be binding upon each Holder and future Holder of this Note.

            (b) With respect to Section 4 and this Section 8 only under this Note, the Majority in Interest will be deemed to be a third party beneficiary in order to effect the rights set forth hereunder.

      Section 9. Office or Agency.

            (a) So long as this Note remains outstanding, the Company shall maintain an office or agency (which shall initially be the principal place of business of the Company located at 570 Lexington Avenue, New York, New York 10022) where notices, presentations and demands to or upon the Company in respect of this Note may be given.

            (b) All notices to be given by the Company to the Holder in respect of this Note shall be delivered or mailed to the address of the Holder set forth on the records of the Company or such other address as shall be designated in writing by the Holder to the Company.

      Section 10. Events of Default.

            In the case of the happening of an Event of Default, then the indebtedness evidenced by this Note shall become due and payable as provided in
Article VII of the Securities Purchase Agreement.

      Section 11. Extension of Maturity. If any payment of principal of or interest on this Note shall become due on a Saturday, Sunday or a public holiday under the Laws of the State of New York or the United States of America, such payment shall be made on the next succeeding business day and such extension of time shall in such case be included in computing interest in connection with such payment.

      Section 12. Costs and Expenses. The Company shall pay all reasonable costs and expenses, including reasonable attorneys' fees, incurred by the Holder in collecting or enforcing this Note during the continuance of any Event of Default.

      Section 13. Waivers.

            (a) The Company and all endorsers, sureties and guarantors of this Note, hereby jointly and severally waive presentment, demand for payment, notice of dishonor, notice of protest, and protest in connection with the delivery, acceptance, performance, default, endorsement or guaranty of this Note.

            (b) No delay by the Holder in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise. No waiver or modification of the terms hereof shall be valid unless set forth in writing by the Majority in Interest.

      Section 14. Transfer of Note. Subject to the restrictions on transfer set forth herein and in the Securities Purchase Agreement, this Note and all rights hereunder are transferable, in whole or in part, at any time and from time to time. Any transfer shall be effected by the Holder in person or by duly authorized attorney by surrendering this Note, properly endorsed, at the agency or office of the Company referred to in Section 9(a). Each taker and holder of this Note, by taking or holding the same, consents and agrees that this Note, when endorsed, in blank, shall be deemed negotiable, and, when so endorsed the holder hereof may be treated by the Company and all other persons dealing with this Note as the absolute owner hereof for any purposes and as the person entitled to exercise the rights represented by this Note, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered holder hereof as the owner hereof for all purposes.

      Section 15. Governing Law; Jurisdiction.

            THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

THE COMPANY HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE COMPANY AND THE HOLDER HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.1 OF THE SECURITIES PURCHASE AGREEMENT. NOTHING IN THIS NOTE OR THE SECURITIES PURCHASE AGREEMENT WILL AFFECT THE RIGHT OF THE COMPANY OR THE HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

                                    FIBERNET TELECOM GROUP, INC.



                                       By:
                                          -----------------------------
                                          Name:
                                          Title:

ATTEST:


---------------------------------
Name:
Title: